Filed Pursuant to Rule 424(b)(3)
Registration Statement No.
333-115317
333-115317-01

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated October 20, 2004)
$150,000,000

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

2.00% SENIOR CONVERTIBLE NOTES DUE 2024
GUARANTEED BY AMERICAN AXLE & MANUFACTURING, INC.
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement No. 4 supplements and amends the prospectus dated October 20, 2004, as supplemented and amended by prospectus supplement No. 2 dated May 19, 2005 and prospectus supplement No. 3 dated July 12, 2005 relating to $150,000,000 aggregate original principal amount of our 2.00% senior convertible notes due 2024 guaranteed by American Axle & Manufacturing, Inc. and shares of our common stock issuable upon conversion of the notes held by the selling securityholders.

     The table beginning on page 44 of the prospectus, as supplemented and amended by prospectus supplement No. 2 dated May 19, 2005 and prospectus supplement No. 3 dated July 12, 2005, sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

	Principal Amount			Percentage of
	of Notes	Percentage	Number of Shares	Common
	Beneficially Owned	of Notes	of Common Stock	Stock
Name of Selling Securityholder	That May Be Sold	Outstanding	That May Be Sold	Outstanding

Citadel Equity Fund Ltd. (11)	$32,000,000.00	21.33%	577,347	1.13%
Credit Suisse First Boston Europe Ltd. (43)	$2,000,000.00	1.33%	36,080	*
Goldman Sachs & Co. (44)	$256,000.00	*	4,608	*
National Benefit Life Insurance Company (45)	$6,000.00	*	108	*
Primerica Life Insurance Company (45)	$57,000.00	*	10,282	*

(43)	Gerry Murtagh has power to direct the voting and disposition of securities for the selling securityholders.

(44)	Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. The securities are held by various business units within Goldman, Sachs & Co. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities.

(45)	David Amral has power to direct the voting and disposition of securities for the selling securityholders.

     Goldman Sachs & Co. is a broker-dealer. It is, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act.

     With respect to selling securityholders that are affiliates of broker-dealers, such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock.

     The prospectus dated October 20, 2004, as amended and supplemented by prospectus supplement No. 2, prospectus supplement No. 3 and by this prospectus supplement No. 4 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

      Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 6, 2005.